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Exhibit 99.1

Aether Systems Reports Third Quarter 2002 Results;
18 Percent Improvement in Operating Expenses in Q3 vs Q2 2002

OWINGS MILLS, Md.—Nov. 6, 2002—Aether Systems, Inc., a leading provider of wireless and mobile data solutions, today reported financial results for the third quarter ended September 30, 2002. Total revenues for the third quarter 2002 were $31.7 million as compared to $24.9 million for third quarter 2001. For the nine month period ended September 30, 2002, total revenues were $87.0 million as compared to $87.7 million for the prior year-period.

        The results include recurring services revenue of $18.8 million, engineering services revenue of $0.7 million, software product revenue of $6.2 million, and device sales of $6.0 million. In Q2 2002, total revenues were $31.6 million, with recurring services revenue of $19.9 million, engineering services revenue of $0.7 million, software product revenue of $5.6 million, and device sales of $5.4 million. In Q3 2001, total revenues were $24.9 million, with recurring services revenue of $11.2 million, engineering services revenue of $0.6 million, software product revenue of $8.2 million, and device sales of $4.9 million.

        The Company stated that it continued to make significant progress on reducing its operating expenses. Operating expenses (consisting of research and development, general and administrative, and selling and marketing costs) decreased for the sixth consecutive quarter to $25.9 million, an 18 percent improvement from Q2 2002 and a more than a 50 percent improvement as compared to the same period last year. Earnings before interest, taxes, depreciation and amortization (EBITDA) also showed improvement for the sixth consecutive quarter. EBITDA loss for Q3 was $12.5 million as compared to $18.1 million in Q2 2002 and $55.5 million in Q3 2001. These results represent improvements of 31 percent sequentially and more than 77 percent as compared to the same period last year.

        Aether reported a Q3 2002 operating loss, excluding certain non-cash and other charges, of ($0.45) per share or a total of ($19.0 million). In the same period last year, Aether reported an operating loss, excluding certain non-cash and other charges, of ($1.10) per share or a total of ($44.9 million). Non-cash items and other charges include an extraordinary gain on the early retirement of debt, a restructuring charge associated with Aether's expense reduction efforts, the amortization of intangibles and other non-cash items primarily relating to acquisitions, the company's share of losses in joint ventures under equity method accounting, and non-cash expenses relating to options and warrants.

        "We are pleased with our continued progress in reducing operating expenses while maintaining a stable revenue base during this prolonged period of macroeconomic and sector weakness," said Chairman and CEO Dave Oros. "Total organic revenue growth for the quarter was approximately 3.8 percent over the previous quarter, and our recurring revenue base remained high at approximately 60 percent of total revenue. Our ability to contain costs is highlighted by the fact that since the second quarter of 2001, we have reduced operating expenses by 60 percent while achieving a 75 percent improvement in EBITDA."

        Oros continued, "As we move forward in this very challenging marketplace, we can now shift more of our attention from cost containment to revenue generation and profitability. To that end, we undertook a comprehensive internal review, which resulted in the development of a strategic plan for growth. This plan was further refined with the help of outside consultants. The foundation of the plan is to continue to implement a highly targeted product marketing and sales program that will leverage our proven expertise and technology in the wireless market. We look forward to sharing the details of this plan."

        On October 15, 2002, the Company announced a tender offer to buy back up to $100 million face value of convertible debt. If the Company successfully completes this debt repurchase, Aether will have approximately $107 million in bonds outstanding, down from its original balance of $310 million. As a result of this debt repurchase on its announced terms, the Company will further strengthen its balance sheet and expects annual interest expense to decrease by $6 million to approximately $6.4 million.

        Based on Generally Accepted Accounting Principles (GAAP), the Company's net loss, which includes the non-cash charges mentioned above and other charges, was ($5.37) per share or ($226.2 million) in Q3 2002. In Q3 2001, by comparison, the net loss was ($5.98) per share or ($243.4 million).

Management Guidance

        For the next two quarters, Aether expects revenues to average at least $30 million as the Company further reduces expenses and moves to implement its strategic plan. The Company expects operating expenses to approach the low $20 million range by Q1 2003. Additionally, the company expects to report an EBITDA loss below $10 million by Q1 2003.

        Aether will host a conference call on Thursday, November 7, 2002 at 8:30 a.m. Eastern Time. Interested parties may access the call at www.aethersystems.com or by telephone at 1-800-441-0022. Please ask for the Aether Systems call. Replay of this call will be available until 5 p.m. EST on Tuesday, November 12, 2002, by calling 1-800-839-0860, access code 1500.

About Aether Systems, Inc.

        Aether Systems delivers wireless and mobile data solutions that make people more productive and their organizations more profitable. Aether's products and services are built on Aether Fusion, the company's standards-based platform that allows for secure, reliable extension of critical information to virtually any wireless or mobile environment. Return on investment in Aether solutions comes from a unique combination of strengths—quick access to multiple back-end information sources, workflow that is optimized for specific industries, and turnkey deployment services and professional support. Backed by years of in-market expertise, Aether is making it possible for thousands of businesses and government agencies to unleash the power of the mobile workforce. For more information, please visit www.aethersystems.com.

Safe Harbor

        This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. When used herein, the words anticipate, believe, estimate, intend, may, will, and expect and similar expressions as they relate to Aether Systems, Inc. (Aether or Company) or its management are intended to identify such forward-looking statements. The Company's actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include the factors discussed in our filings with the Securities and Exchange Commission. Aether undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results could differ materially for a variety of reasons and circumstances.

AETHER SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS
OF OPERATIONS (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2002	2001	2002	2001
in thousands except per share data
Subscriber revenue	$18,767	$11,179	$50,957	$32,987
Engineering services revenue	703	642	3,038	5,786
Software and related services	6,186	8,205	17,841	29,874
Device sales	6,055	4,922	15,165	19,045

Total revenue	31,711	24,948	87,001	87,692
Cost of subscriber revenue	10,155	6,805	28,712	19,657
Cost of engineering services revenue	276	314	1,397	3,099
Cost of software and related services	2,186	2,892	6,626	9,549
Cost of device sales	5,666	17,560	13,616	33,699

Total cost of revenue	18,283	27,571	50,351	66,004

Gross profit (loss)	13,428	(2,623)	36,650	21,688
Operating expenses:
Research and development	5,658	16,170	21,275	52,045
General and administrative	14,029	21,955	46,965	71,439
Selling and marketing	6,227	14,780	25,266	55,507

Total operating expenses	25,914	52,905	93,506	178,991

EBITDA(a)	(12,486)	(55,528)	(56,856)	(157,303)
Depreciation and amortization	10,217	32,068	32,285	153,312
Option and warrant expense	1,318	3,513	5,709	12,450
Impairment of intangibles and fixed assets	62,496	129,201	64,873	1,090,781
Restructuring charge	8,444	18,230	24,025	34,089

Operating loss	(94,961)	(238,540)	(183,748)	(1,447,935)
Other income (expense):
Interest income (expense), net	(2)	1,061	(3,328)	10,661
Equity in losses of investment	(1,067)	(16,762)	(4,673)	(48,285)
Investment loss, including impairments, net	(3,682)	(45,661)	(13,794)	(141,553)
Income tax benefit	—	9,129	—	10,003
Minority interest	(154)	47,394	(39)	55,541
Other income—escrow settlement	(47)	—	2,272	—

Net loss before cumulative effect of change in accounting principle and extraordinary item	(99,913)	(243,379)	(203,310)	(1,561,568)
Cumulative effect of change in accounting principle:
Adoption of SFAS 133, Accounting for Derivatives	—	—	—	6,564
Adoption of FASB 141/142, Accounting for Goodwill	(129,306)	—	(129,306)	—

Net loss before extraordinary item	(229,219)	(243,379)	(332,616)	(1,555,004)
Extraordinary item (early extinguishment of debt)	3,007	—	31,315	7,684

Net loss after extraordinary item	(226,212)	(243,379)	(301,301)	(1,547,320)
Net loss per share—basic and diluted before extraordinary item and cumulative effect of change in accounting principle	$(2.37)	$(5.98)	$(4.83)	$(38.50)
Extraordinary item—related to early extinguishment of debt	$0.07	—	$0.74	$0.19
Cumulative effect of change in accounting principle:
Adoption of SFAS 133, Accounting for Derivatives	—	—	—	$0.16
Adoption of FASB 142, Accounting for Goodwill	(3.07)	—	(3.07)	—

Net loss per share—basic and diluted	$(5.37)	$(5.98)	$(7.16)	$(38.15)

Weighted average shares outstanding—basic and diluted	42,097	40,694	42,082	40,561

Reconciliation to net operating loss:
Net loss	(226,212)	(243,379)	(301,301)	(1,547,320)
Add back non-cash and other charges:
Other adjustments (impairment of goodwill, write-down of investments, inventory obsolescence)	66,178	187,348	78,667	1,240,738
Amortization of intangibles	3,862	27,929	13,680	141,068
Proportionate share of losses in investee	1,067	16,762	4,673	48,285
Option and warrant expense	1,318	3,513	5,709	12,451
Charges from adoption of SFAS 133	—	—	—	(599)
Charges from adoption of FASB 142	129,306	—	129,306	—
Other income—escrow settlement	47	—	(2,272)	—
Restructuring charge	8,444	18,230	24,025	34,089
Extraordinary item	(3,007)	—	(31,315)	(7,684)
Deferred tax benefit	—	(9,129)	—	(10,004)
Minority interest—amortization	—	(46,131)	(94)	(51,160)

Net operating loss	(18,997)	(44,857)	(78,922)	(140,136)

Net operating loss per share—basic and diluted	$(0.45)	$(1.10)	$(1.88)	$(3.45)

(a)
EBITDA is a non-GAAP measure.

AETHER SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30 2002	December 31 2001
in thousands	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$40,905	$527,430
Short-term investments	333,873	2,490
Trade accounts receivable	24,752	24,802
Inventory	23,438	27,178
Assets held for sale	5,500	—
Prepaid expenses and other current assets	17,767	19,521

Total current assets	446,235	601,421
Furniture, computers, and equipment, net	28,808	61,304
Intangibles and other assets	65,271	286,695

	$540,314	$949,420

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Notes payable	$56	$15,493
Accounts payable	1,168	8,560
Accrued expenses	24,604	32,915
Restructuring reserve	14,207	15,452
Accrued employee compensation and benefits	9,457	9,983
Deferred revenue	14,365	15,145

Total current liabilities	63,857	97,548
Long-term liabilities:
Convertible subordinated notes payable and other notes payable	207,382	290,645
Deferred revenue	10,432	6,380
Restructuring reserve	8,465	12,365
Other long term liabilities	1,998	—
Minority interest in net assets of subsidiary	—	(45)
Stockholders' equity	248,180	542,527
Commitments and contingencies

	$540,314	$949,420

QuickLinks

  Exhibit 99.1
Aether Systems Reports Third Quarter 2002 Results; 18 Percent Improvement in Operating Expenses in Q3 vs Q2 2002
Management Guidance
About Aether Systems, Inc.
Safe Harbor
AETHER SYSTEMS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
AETHER SYSTEMS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS